Exhibit 3.5

Certificate of Amendment
to
Certificate of Formation
of
EPE Holdings, LLC

This Certificate of Amendment to Certificate of Formation of EPE Holdings, LLC (the “Company”) is executed and filed pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act.  The undersigned DOES HEREBY CERTIFY as follows:

1.	The name of the Company is EPE Holdings, LLC.

2.
The Certificate of Formation of the Company is hereby amended to reflect a change in the name of the Company by deleting Article 1 of the Certificate of Formation in its entirety and adding the following:

“1.   Name.  The name of the Company is Enterprise Products Holdings LLC.”

3.	This Certificate of Amendment to Certificate of Formation shall become effective upon filing.

[Signature on following page.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation as of the 22nd day of November, 2010.

EPE Holdings, LLC
By:	Dan Duncan LLC, its sole member
By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	Manager